Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 27, 2024, relating to the financial statement of Millrose Properties, Inc. as of June 30, 2024, appearing in Registration Statement No. 333-283883 on Form S-11 of Millrose Properties, Inc.

/s/ Deloitte &Touche LLP

Miami, FL

March 14, 2025